UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 4, 2011

TALEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Boulevard, Suite 400

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 452-3000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Taleo Corporation has reached a preliminary agreement with the United States of America, acting through the Civil Division of the Department of Justice (the “DoJ”), to settle certain claims against Taleo. The preliminary agreement is subject to final execution of a written settlement agreement. The DoJ has sent Taleo a final version of a written settlement agreement that the parties have negotiated (“Settlement Agreement”). Taleo has signed the Settlement Agreement and is awaiting final signatures from DoJ.

In December 2002, Taleo entered into a subcontract (the “Subcontract”) with a third party prime contractor to provide software and services for the benefit of the Transportation Security Administration (the “TSA”). The Subcontract required, among other things, that Taleo’s fees be based upon “commercial list rates... discounted to reflect organization size and expected growth and use of the product by [the] Government.”

As previously disclosed, Taleo received and has been responding to subpoenas from the Department of Homeland Security’s Inspector General’s Office in connection with an investigation into whether Taleo based the Subcontract fees on the appropriate commercial list rates. The investigation related to a qui tam action, filed under seal in 2008 (“Complaint”). Taleo received a copy of the Complaint from the DoJ, still subject to partial seal, on June 28, 2011. On July 29, 2011, upon motion filed at the request of Taleo, the existence of the Complaint was unsealed on order of the United States District Court for the District of Columbia for purposes of this disclosure. The Complaint remains otherwise sealed.

Over the term of the Subcontract, under which Taleo stopped providing services in 2009, Taleo’s fees totaled approximately $24 million. Pursuant to the Settlement Agreement, in the third quarter of 2011, Taleo will pay the United States $6.49 million. The payment will be accrued and reflected in the company’s operating results for the quarter ended June 30, 2011. In consideration of this payment, the United States will release Taleo with respect to the matters investigated.

The qui tam relator is not a party to the Settlement Agreement. Taleo has no reason to believe that the relator will object to the settlement. If, however, the relator objects to the settlement, the United States District Court for the District of Columbia is required to conduct a hearing to determine whether the proposed settlement is fair, adequate, and reasonable under all of the circumstances. If the relator objects, the settlement will not be finalized until the earlier of: (1) the relator releasing his objection; or (2) entry by the Court of a final order determining that the settlement is fair, adequate and reasonable under all of the circumstances. Upon either of these events occurring, Taleo will transmit the payment discussed above, the DOJ will release its claims, and the DoJ will move for dismissal of the qui tam Complaint.

Taleo believes that it had meritorious factual and legal defenses to the allegations raised in the Complaint and, as set forth in the Settlement Agreement, Taleo expressly denies any liability in connection with such matters. The settlement represented a compromise to avoid the costs, distraction and uncertainty of continued litigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION

By:	/S/ DOUGLAS C. JEFFRIES
Douglas C. Jeffries Executive Vice President and Chief Financial Officer

Date: August 4, 2011